Pricing Supplement Dated June 19, 1997                                                 Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and                                                 File No. 333-27715
 Prospectus Supplement dated June 5, 1997)

                                 PHH CORPORATION
                                Medium-Term Notes

Principal Amount:              $25,000,000                    Trade date:          June 19, 1997                          [PHH LOGO]
Currency or Currency  Unit:    US Dollars                     Original Issue Date: June 24, 1997
Issue Price:                   99.98214%                      Agent's Discount or Commission: 0.01786%
Net Proceeds to Issuer:        $24,995,535.00                 Agent (s): Credit Suisse First Boston Corporation
Maturity Date:                          May 26, 1998          CUSIP Number:     69332H DZ 6
-------------------------------------------------------------------------------------------
Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ]  Commercial Paper Rate       [ ]  CD Rate    [ ]  Federal Funds Effective Rate
                           [X]  LIBOR      [ ]  Treasury Rate       [ ] Prime Rate [ ]  Other
                                ( ) Reuters Page:                                                     (see attached)
                                                    ------------------
                                (X) Telerate Page:   3750
                                                    -------------
Spread:                    NONE

Initial Interest Rate:     5.6875%

Interest Reset Dates:      Monthly, on the 26th of each month commencing July 28, 1997

Interest Determination Date: Two London Banking Days prior to Interest Reset Date

Interest Payment Dates:    Monthly, on the 26th of each month commencing July 28, 1997

Index Maturity:            1  month

Day Count Convention:      [X]  Actual/360               [ ]  Actual/Actual               [   ]  30/360

Option to Receive Payments in Specified Currency:    [ ]  Yes                 [ ]  No

Redemption:
         [X]  The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [   ]  The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:                   %
     Annual Redemption Price Reduction:                   % until Redemption Price is 100% of the Principal Amount.
                                        ------------------

Repayment:
         [X]  The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ]  The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of _____% of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of                   % of Principal
                                                                                 ------------------
Amount.
Other Terms: